EXHIBIT 3.2(K)

RUSS BERRIE AND COMPANY, INC.

AMENDMENT TO BY-LAWS

Effective May 5, 2004, the first sentence of Paragraph 2.1 of the Revised By-Laws of the Corporation is amended to read as follows:  “The business of the corporation shall be managed by the Board, which shall consist of no more than nine directors who shall be at least 18 years old.”